UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 24, 2021

SENECA FOODS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	0-01989 (Commission File Number)	16-0733425 (IRS Employer Identification No.)

3736 South Main Street, Marion, New York 14505-9751
(Address of Principal Executive Offices, including zip code)

(315) 926-8100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:
Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock Class A, $.25 Par	SENEA	NASDAQ Global Market
Common Stock Class B, $.25 Par	SENEB	NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement

On March 24, 2021, Seneca Foods Corporation, Seneca Foods, LLC, Seneca Snack Company, Green Valley Foods, LLC (collectively, the “Company), as borrowers, certain subsidiaries of the Company, as guarantors, the lenders party thereto, Bank of America, N.A. as agent, issuing bank, and syndication agent, and BofA Securities, Inc. as lead arranger, entered into a Fourth Amended and Restated Loan and Security Agreement (the “Loan Agreement”). The Loan Agreement provides for a senior revolving credit facility of up to $400 million that is seasonally adjusted to a maximum of $300 million (the “Credit Facility”).

Borrowings under the Loan Agreement may be used to satisfy existing indebtedness, to pay fees and transaction expenses associated with the closing of the Credit Facility, to pay obligations in accordance with the Loan Agreement, to make permitted acquisitions and for working capital and other lawful corporate purposes of the Company, including, but not limited to, the making of capital expenditures and distributions, all in accordance with the terms of the Loan Agreement.

Availability under the Credit Facility is based on eligible accounts receivable and inventory, less (i) reserves established in accordance with the terms of the Loan Agreement and (ii) any outstanding loans and letters of credit issued under the Credit Facility. The Company is required to pay a commitment fee based on the daily unused portion of the Credit Facility.

The Loan Agreement contains customary affirmative and negative covenants, including covenants that restrict the Company’s ability to incur additional indebtedness, incur liens, pay dividends on the Company’s capital stock, make other restricted payments, including investments, transfer all or substantially all of the Company’s assets, enter into consolidations or mergers, and enter into transactions with affiliates. The Loan Agreement also requires the Company to meet a financial covenant related to a minimum fixed charge coverage ratio if (a) an event of default under the Loan Agreement has occurred or (b) availability under the Credit Facility is less than the greater of (i) 10% of the commitments then in effect and (ii) $25,000,000.

Obligations under the Loan Agreement may be declared due and payable upon the occurrence of certain events of default, as defined in the Loan Agreement, including failure to pay any obligations when due and payable, failure to comply with any covenant or representation of any loan document, any change of control, cross-defaults and certain other events as set forth in the Loan Agreement, with grace periods in some cases.

The Loan Agreement will terminate and all amounts outstanding thereunder will be due and payable no later than March 24, 2026.

The foregoing description of the Loan Agreement is not complete and is qualified in its entirety by the terms and provisions of the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03         Creation of a Direct Financial Obligation

On March 24, 2021, the Company entered into a Fourth Amended and Restated Loan and Security Agreement. The description of the terms of the Loan Agreement set forth above in Item 1.01 is hereby incorporated by reference into this Item.

Item 9.01         Financial Statements and Exhibits

The following is filed as an exhibit to this Current Report on Form 8-K:

Exhibit 10.1          Fourth Amended and Restated Loan and Security Agreement dated as of March 24, 2021 by and among Seneca Foods Corporation, Seneca Foods, LLC, Seneca Snack Company, Green Valley Foods, LLC and certain other subsidiaries of Seneca Foods Corporation, the financial institutions party thereto as lenders, Bank of America, N.A., as agent, issuing bank, syndication agent, and BofA Securities, Inc. as lead arranger.

Exhibit 104           Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2021	SENECA FOODS CORPORATION By: /s/Timothy J. Benjamin Timothy J. Benjamin Chief Financial Officer